Exhibit 10.46

FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
OFFICER RETENTION PLAN

Effective December 7, 1998, Public Service Company of New Mexico established the Public Service Company of New Mexico First Restated and Amended Executive Retention Plan (the "Plan").  By an amendment dated November 27, 2002, sponsorship of the Plan was transferred to PNM Resources, Inc. (the "Company") and the Plan was renamed the "PNM Resources, Inc. First Restated and Amended Executive Retention Plan."  By a document dated July 14, 2003, the Company amended and restated the Plan in its entirety and changed the name of the Plan to the "PNM Resources, Inc. Officer Retention Plan."  By this instrument, the Company now desires to amend the Plan in order to provide that Officers of adopting affiliates of the Company may participate in the Plan.

1.         This First Amendment shall be effective as of January 1, 2005, unless otherwise noted herein.

2.         This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.

3.         Article X (Miscellaneous) of the Plan is hereby amended to add a new Section 10.12 to provide as follows:

10.12   Adoption by Affiliates.

(a)        An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Officers only with the approval of the Board.

Exhibit 10.46

(b)        Except as otherwise clearly indicated by the context (such as in the definitions of Affiliate, Board, Change of Control and Committee) the term "Company" as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 10.12.

(c)        By adopting the Plan, the Affiliate shall be deemed to have agreed to:

(1)        Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Officers;

(2)        Comply with all of the terms and provisions of the Plan;

(3)        Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate's Officers;

(4)        Delegate to PNM Resources, Inc. the full power to amend or terminate the Plan with respect to the Affiliate's Officers; and

(5)        Be bound by any action taken by the Company pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate

(d)        If the Company and one or more of its Affiliates are maintaining this Plan for the benefit of their respective Officers, and an Officer is transferred from one adopting Affiliate to another, the Officer shall not be deemed to have terminated employment for purposes of this Plan.

(e)        Any Affiliate that has adopted this Plan for the benefit of its Officers  may terminate its adoption of the Plan by action of its board of directors and timely providing notice to the Company of such termination.

(f)         The Company and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Officers who are Participants.  Such costs and expenses shall be allocated among the Company and Affiliates in accordance with agreements entered into between the Company and any participating Affiliate, or in the absence of such an agreement, procedures adopted by the Company.

Exhibit 10.46

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this __16_ day of December 2004.

PNM RESOURCES, INC.

By:                   /s/ Alice A. Cobb

Its:        Senior Vice President, People Services & Development